Exhibit 99.3

GSH’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of the homebuilding operations of GSH should be read in conjunction with the audited carve-out financial statements of the homebuilding operations of GSH as of December 31, 2022, and 2021, and for the years ended December 31, 2022, 2021 and 2020, (collectively, the “GSH Carve-Out Financial Statements”), together with the related notes thereto, included as Exhibit 99.1 in this Current Report on Form 8-K. References to “GSH” should be understood to be references to the carved-out homebuilding operations of GSH, and not to the historical operations of GSH which included land development activities. The discussion and analysis should also be read together with the information presented in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” included as Exhibit 99.2 to this Current Report on Form 8-K. In addition to historical information, the following discussion contains forward-looking statements that reflect GSH’s future plans, estimates, beliefs and expected performance. GSH’s estimates are based on its assumptions about future events. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “might”, “will”, “should”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates”, “intends”, “aims”, “works”, “focuses”, “aspires”, “strives” or “sets out” or similar expressions.

The forward-looking statements are dependent upon events, risks and uncertainties that may be outside GSH’s control. GSH’s actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” incorporated by reference into this Current Report on Form 8-K.

Overview

The GSH Carve-Out Financial Statements have been prepared on a “carve-out” basis in accordance with U.S. GAAP. The accompanying GSH Carve-Out Financial Statements were derived from GSH’s historical financial statements and accounting records for the homebuilding operations of GSH to represent the financial position and performance of GSH as if the homebuilding operations of GSH had existed on a standalone basis for the years ended December 31, 2022, 2021, and 2020. Certain balances and transactions that are accounted for at the historical operations of GSH, which included land development activities, have been allocated to GSH for purposes of carve-out financial reporting and are reflected in the accompanying balance sheets and statements of income. Accordingly, the accompanying GSH Carve-Out Financial Statements may not necessarily be indicative of the results of operations that would have been obtained if the homebuilding operations of GSH had operated as an independent entity.

For purposes of preparing the GSH Carve-Out Financial Statements on a “carve-out” basis, a portion of the total corporate expenses of GSH were allocated based on a percentage of direct usage, when identifiable or, when not directly identifiable, on the basis of proportional cost of sales or employee headcount, for GSH. The corporate expense allocations include the cost of corporate functions and resources provided by or administered by GSH including, but not limited to, costs associated with executive management, finance, accounting, legal, human resources, related benefit costs associated with these functions, and costs associated with operating GSH’s various office buildings in South Carolina and Georgia. GSH’s management believes that the approach to these carve-out allocations is reasonable.

GSH designs, builds and sells homes principally in South Carolina, with a smaller presence in Georgia. GSH’s principal markets are located within 500 miles of 10 of the top 15 fastest growing markets in the United States, including Raleigh/Durham, Nashville, Jacksonville and Orlando, which provides what management believes are attractive expansion opportunities. In 2022, GSH was ranked by ProBuilder as the 25th and 41st builder nationally for entry-level and single-family homes, respectively, based on home closings in 2021.

Historically, GSH’s operations have consisted of both the development of raw land into lots as well as the building of homes on those lots. As of the date of this Current Report on Form 8-K, GSH has transferred substantially all the raw land and land under development previously owned by it to the Land Development Affiliates.

As a result, GSH operates on an “asset-light” basis, focusing on the design, construction, and sale of single family detached homes and townhomes. GSH believes the benefits of the asset-light lot operating strategy include, but are not limited to enabling it to avoid the capital commitments and development risks associated with ownership and development of raw land, and therefore reducing its balance sheet risk during an unfavorable housing market. GSH believes that this will allow it to generally avoid development and other risks associated with ownership of undeveloped land and positions GSH favorably from a balance sheet perspective, relative to other homebuilders that own a higher percentage of their development land supply.

GSH expects to continue to enjoy a close relationship with the Land Development Affiliates, allowing it to potentially benefit from the pipeline of approximately 6,738 lots that are owned or controlled by the Land Development Affiliates, as of April 5, 2023, and which GSH expects to obtain the contractual right to acquire, in addition to lots that GSH may acquire from third parties. See “Certain Relationships and Related Transactions” included in this Current Report on Form 8-K for a further discussion of the relationship between GSH and the Land Development Affiliates.

Since its founding in 2004, GSH has delivered approximately 11,000 homes and currently builds in approximately 56 active subdivisions at prices that generally range from $200,000 to $450,000. In 2022, GSH had 1,259 net new orders, 1,302 permits and generated approximately $477.0 million in revenue on 1,605 closings.

Geographically, GSH’s business is principally located in the midlands and upstate of South Carolina, and, to a lesser extent, coastal South Carolina and Georgia. The geographic markets in which GSH presently operates its homebuilding business combine positive population and employment growth trends, favorable migration patterns, and attractive housing affordability. Of the four main U.S. regions, the south experienced the most favorable migration patterns with more people moving in than moving out domestically between 2021 and 2022, according to the U.S. Census Bureau. Relative to the majority of northern states from which much of this in-migration occurs, the markets in which GSH currently operates (South Carolina and Georgia) also offer lower state and local income taxes, and desirable lifestyle and weather characteristics.

GSH’s plan to grow its business is multifaceted: it plans to grow organically, through external acquisitions, and through expansion of business verticals via its mortgage joint venture, Homeowners Mortgage, LLC (the “Joint Venture”) and build-to-rent (“BTR”) platform, pursuant to which GSH will work together with institutional investors for development of BTR communities. Organically, community count is expected to increase in 2023, and GSH expects average community size to increase, based on new communities currently under development. GSH also expects to engage in opportunistic acquisitions of complementary private homebuilders within existing and targeted new markets, and to grow its institutional BTR platform.

Additionally, GSH expects that continued operation of the Joint Venture, which began generating revenue in July 2022, will add to GSH’s revenue and EBITDA growth, improve buyer traffic conversion, and reduce backlog cancellation rates.

GSH increased its revenues from approximately $432.9 million for the year ended December 31, 2021 to approximately $477.0 million for the year ended December 31, 2022. For the year ended December 31, 2022, GSH generated gross profit of 24.9%, adjusted gross profit of 26.0%, net income of approximately $69.5 million, an EBITDA margin of 15.9% and adjusted EBITDA margin of 17.4%, representing an increase of 1.7%, 1.9%, $7.1 million, 0.5% and 1.9%, respectively, from the year ended December 31, 2021.

Adjusted gross profit, EBITDA, adjusted EBITDA, and EBITDA Margin are not financial measures under U.S. GAAP. See “GSH’s Management’s Discussion and Analysis of Financial Condition and Results of Operation — Non-GAAP Financial Measures” for an explanation of how GSH computes these non-GAAP financial measures and for reconciliations to the most directly comparable GAAP financial measure, including an explanation of the pro forma amounts.

Factors Affecting GSH’s Results of Operations

GSH believes that its future performance will depend on many factors, including those described below and in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Current Report on Form 8-K.

Availability and Price of Finished Lots

GSH’s business is dependent upon a supply of developed, or finished lots on which to build homes, whether such lots are supplied by Land Development Affiliates or by other land developers. GSH expects to enter into lot purchase and sale agreements with the Land Development Affiliates, which, when combined with contracts GSH has with third-party developers, will give GSH the contractual right to acquire approximately 8,449 lots (as of April 5, 2023). GSH’s pipeline of finished lots may be affected by changes in the general availability of finished lots in the markets in which it operates, the willingness of land developers and sellers to sell finished lots at competitive prices, competition for available finished lots and other market conditions. Acquiring finished lots in desirable geographic areas with prices and acquisition terms that drive profitable home delivery is an important component of GSH’s business. Lot value appreciation or depreciation varies across the markets in which GSH operates. GSH’s acquisition costs associated with finished lots purchased from third parties have increased in certain of GSH’s markets where job and population growth are outpacing lot supply. To the extent the supply of lots is limited, GSH may build and sell fewer homes. To the extent that GSH is unable to acquire finished lots at competitive prices, or at all, its revenues, profits, and other results of operations could be negatively impacted.

Availability of Mortgages; Applicable Interest Rates

GSH’s business is impacted by the availability and affordability of mortgages. In 2022, approximately 90% of GSH’s homebuyers obtained a mortgage to purchase their home. A prospective customer’s ability to obtain or afford a mortgage will be impacted by among other things market conditions, interest rates and the amount required as a down payment, each of which are factors outside of GSH’s control. If mortgages are unavailable or are not available on terms that make the purchase of GSH’s homes affordable, prospective customers may choose to forgo the purchase of a home or purchase a less expensive home, which could negatively impact GSH’s business. In response to rising inflation, the Federal Reserve has increased interest rates sharply throughout 2022, which has resulted in a corresponding increase in mortgage rates that continue to rise. While the level and trajectory of mortgage rates in the future is unknown, additional increases in mortgage rates is likely to result in reduced purchasing power for homebuyers, which could result in reduced sales prices for homes and decreased gross margins, negatively impacting earnings and cash flow. To combat rising mortgage rates, GSH has introduced sales incentives primarily focused on mortgage buy down programs, which could also result in decreased gross margins.

Costs of Building Materials and Labor

The cost of home construction fluctuates with market conditions and costs related to building materials and labor. The residential construction industry experiences labor and material shortages from time to time, including shortages in qualified subcontractors, tradespeople and supplies such as insulation, drywall, cement, steel, and lumber. These labor and material shortages can be more severe during periods of strong demand for housing, during periods following natural disasters that have a significant impact on existing residential and commercial structures or as a result of broader economic disruptions. Any increases in lumber commodity prices may result in the renewal of GSH’s lumber contracts at more expensive rates, which may significantly impact GSH’s cost to construct homes and GSH’s business. Higher costs of building materials, including lumber, generally lead to decreased margins on homes sold. GSH has recently seen a decline in the price of lumber and more moderate reductions in other building materials, which GSH expects will have a positive impact on its margins in the near-term. Future increases in the cost of building materials and labor could have a negative impact on GSH’s margins on homes sold.

GSH also experienced disruptions to its business as a result of pandemic-induced supply-chain issues, which have generally been resolved. These disruptions generally resulted in increased costs for GSH to obtain building supplies due to lack of inventory from supplier. These increased costs were partially offset by higher home sales prices as a result of increased demand. Delays caused by supply-chain issues in some instances resulted in late delivery of developed lots, which impacted GSH’s ability to sell additional homes, and also resulted in GSH having to absorb additional carrying costs on homes being constructed. In response to supply-chain issues experienced during the pandemic, GSH took steps to standardize certain features of its homes, which has allowed GSH to construct more homes from inventoried supplies and reduces delays that may be experienced by homebuilders with a different operating model. Future labor and material shortages and price increases for labor and materials could cause delays in and increase GSH’s costs of home construction, which in turn could have a material adverse effect on GSH’s cost of sales and operations

Inflation

In 2022 the rate of inflation in the United States increased significantly and may continue to increase into 2023. GSH’s homebuilding operations can be adversely impacted by inflation, primarily from higher land, financing, labor, material, and construction costs. In addition, inflation can be correlated with higher mortgage rates which can significantly affect the affordability of mortgage financing to homebuyers. While GSH attempts to pass on cost increases to customers through increased home prices, when weak housing market conditions exist, GSH may be unable to offset cost increases with higher selling prices. To date, GSH has seen cancellation rates stabilize as mortgage rates have begun to level off. Additionally, GSH has seen a reduction in the amount of time between entering into a contract for the sale of a home and closing. As the cycle time is reduced, contracts are less likely to be cancelled due to inflation, as interest rates can generally be locked for a 60-day duration and buyers are thus less susceptible to inflationary pressures. Although inflationary pressures may persist into the future, GSH believes the affordability of its homes and its favorable land holdings will position GSH to meet the headwinds brought on by these challenging market conditions. GSH believes it should continue to operate effectively and expects to continue to generate strong margins and cash flows from its operations. GSH will continue to closely manage its home pricing, incentives, product offerings, and inventory levels to optimize the return on its investments in each of its communities.

Housing Supply and Demand

Sales of residential real estate are highly dependent on housing supply and demand, including the desirability of location and design. When the supply of new homes exceeds new home demand, new home prices may generally be expected to decline. The supply of new homes can be driven by a number of factors including the pace of homebuilding and home foreclosures. Declining new home prices can have a self- reinforcing nature as homebuyers postpone a new home purchase until they are comfortable that stable price levels have been reached, reducing demand further.

Conversely, when the demand for new homes exceeds supply, new home prices may generally be expected to increase. The demand for new homes can be driven by a number of factors including historic under-building of homes and increases in rental rates as compared to the cost of home ownership. Rising new home prices can have a self-reinforcing nature as homebuyers become confident in home prices and accelerate their timing of a new home purchase, thereby increasing demand.

During the third and fourth quarters of 2022, housing demand was negatively impacted by rising mortgage rates causing a reduction in closings and net sales. Additional increases in mortgage rates will likely result in reduced purchasing power for homebuyers and could cause continued decreases in housing demand.

Seasonality

The sale of both new and existing homes in the United States exhibit demonstrable seasonality over the course of a calendar year. This seasonality can be evidenced across multiple sources including, but not limited to, government data (U.S. Census Bureau), trade groups (National Association of Realtors) and public company reports. Typically, prospective home buyers search for homes beginning in late winter to early spring, which in industry parlance is often referred to as the “spring buying season”. As homes are constructed, those contracts are then closed upon through the summer into fall. As a result, GSH and the homebuilding industry tend to experience more new home sales in the first half of a calendar year and experience increased closings and revenue recognized in the second half of a calendar year.

In all of its markets, GSH has historically experienced similar variability in its results of operations and capital requirements from quarter to quarter due to the seasonal nature of the homebuilding industry. As a result, GSH’s revenue may fluctuate on a quarterly basis. As a result of seasonal activity, GSH’s quarterly results of operations and financial position at the end of a particular quarter are not necessarily representative of the results it expects at year end. GSH expects this seasonal pattern to continue in the long term.

Factors Affecting the Comparability of GSH’s Financial Condition and Results of Operations

GSH’s historical financial condition and results of operations for the periods presented are not expected to be indicative of GSH’s future performance, either from period to period or going forward, primarily because the lots developed by affiliates were not transferred to the homebuilding operations at a market rate. The following describes various factors that will affect the comparability of GSH’s results of operations in future periods:

Land Development Operations

GSH has historically operated as both a land developer and a homebuilder. As of the date of this Current Report on Form 8-K, GSH has transferred substantially all of the raw land and land under development previously owned by it to the Land Development Affiliates. The GSH Carve-Out Financial Statements contained herein reflect the separation of the land development business and present historical information and results attributable to the homebuilding operations of GSH. The historical income statements of GSH contained herein have been adjusted to reflect, on a carve-out basis, GSH’s separation of the land development business. As a result, the historical financial information of GSH may not accurately reflect what GSH’s results would have been if the transition away from land development had occurred at the beginning of the period or what GSH’s future results are likely to be. GSH expects that, in the future, developed land will be acquired from the Land Development Affiliates and third parties at fair market value, which, when compared to GSH’s historical acquisition of developed land from non-third parties at cost, is likely to increase GSH’s cost of sales.

Growth Strategy

GSH has grown organically in recent years primarily by gaining share of new home sales within the markets in which it operates. Going forward, share take, growth in community count and a re-composition of community size are expected to drive organic growth. Specifically, community count is expected to increase in 2023, and GSH expects average community size to increase. Management of GSH expects that larger communities will allow the company to better manage sales cadence and even-flow production schedules, thereby generating increased operating leverage. Organic delivery growth is expected to be augmented by several other initiatives including the opportunistic acquisition of complementary private homebuilders within existing and targeted new markets, and growing GSH’s institutional BTR platform. GSH is targeting approximately 10 - 20% of closings annually from its BTR initiative and plans to continue to disclose specifics regarding this initiative as a public company. Management also expects revenue and EBITDA growth prospectively through the contribution of the Joint Venture, which formally began generating revenue in July 2022. Beyond a new source of revenue and EBITDA for the company with little incremental expense or capital investment, it is anticipated that the Joint Venture will improve buyer traffic conversion and reduce backlog cancellation rates as well.

Selling, General and Administrative Expense

GSH expects that its selling, general and administrative expense will increase as a result of becoming a public company due to increased compliance costs associated with certain provisions of the Sarbanes-Oxley Act and related SEC regulations and the requirements imposed in connection with GSH’s shares being listed on Nasdaq. Namely, as a public company, GSH will be obligated to establish and maintain internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, to prepare and file periodic financial and other reports in compliance with federal securities laws, and to adhere to certain standards related to corporate governance and its board of directors. GSH expects an increase in labor costs in order to pay its employees (including hiring additional employees), legal counsel, and accountants to assist in implementing these tasks and controls; however, GSH expects part of this increase to be offset by the reduction in employees as a result of the separation of the land development business, reflected in the GSH Carve-Out Financial Statements included in this Current Report on Form 8-K.

Equity Incentive Plan

To incentivize individuals providing services to GSH or its affiliates, the GSH board adopted the Great Southern Homes 2022 Equity Incentive Plan, (the “Equity Incentive Plan”). In connection with the Business Combination the Great Southern Homes 2022 Equity Incentive Plan was terminated and DHHC Shareholders approved the United Homes Group, Inc. 2023 Equity Incentive Plan. The United Homes Group, Inc. 2023 Equity Incentive Plan provides for the grant, from time to time, at the discretion of the UHG board of directors or a committee thereof, of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards and performance awards. Any individual who is a director, officer, employee, consultant, or advisor of UHG or any of its affiliates (which, for purposes of the Equity Incentive Plan, generally consists of entities controlling, controlled by, or under common control with UHG, or in which UHG has a significant interest), will be eligible to receive awards under the Equity Incentive Plan at the discretion of the UHG board of directors or the compensation committee of the UHG board of directors.

Components of GSH’s Operating Results

Below are general definitions of the income statement line items set forth in GSH’s period over period changes in results of operations.

Revenues

Revenues include the proceeds from the closing of homes sold to GSH’s customers. Revenues from home sales are recorded at the time each home sale is closed and closing conditions are met. Performance obligations are generally satisfied at a point in time when the control of the home is transferred to the customer. Control is considered to be transferred to the customer at the time of closing when the title and possession of the home are received by the homebuyer. In some contracts, the customer controls the underlying land upon which the home is constructed. For these specific contracts, the performance obligation is satisfied over time. Revenue for these contracts is recognized using the input method based on costs incurred as compared to total estimated project costs. Proceeds from home sales are generally received within a few days after closing. Home sales are reported net of sales discounts and incentives granted to homebuyers, which are primarily seller-paid closing costs and rate buy downs. The pace of net new orders, average home sales price, the level of incentives provided to the customer and the amount of upgrades or options selected impact GSH’s recorded revenues in a given period.

Cost of Sales

Cost of sales includes the lot purchase and carrying costs associated with each lot, construction costs of each home, capitalized interest expensed, building permits, and warranty costs (both incurred and estimated to be incurred). Land, development, and other allocated costs, including interest, and property taxes, incurred during development and home construction are capitalized and expensed to cost of sales when the home is closed, and revenue is recognized. GSH adjusts the cost of lots remaining in a community on a pro rata basis when changes to estimated total development costs occur, including community costs. Indirect costs such as maintenance of communities, signage and supervision are expensed as incurred. Following the separation of the land development business, GSH expects that developed land will be acquired from the Land Development Affiliates and third parties at fair market value, which, when compared to GSH’s historical acquisition of developed land from non-third parties at cost, is likely to increase GSH’s cost of sales.

Selling, General and Administrative Expense

Selling expense includes sales, commissions, and marketing expenses to maintain model homes. GSH recognizes these costs in the period they are incurred. General and administrative expense consists of corporate and marketing overhead expenses such as payroll, insurance, IT, office expenses, advertising, outside professional services and travel expenses. GSH recognizes these costs in the period they are incurred. General and administrative expense further includes operating lease expense, variable lease costs including maintenance charges, taxes, insurance and other similar costs, rent expense related to short-term leases, stock compensation expense and transaction expenses. A portion of the selling, general and administrative (“SG&A”) expenses were allocated to the homebuilding operations of GSH based on direct usage, when identifiable or, when not directly identifiable, on the basis of proportional cost of sales or employee headcount, as applicable.

Other Income, Net

Other income, net includes amortization of deferred loan costs associated with GSH’s revolving lines of credit, gain on extinguishment of debt, loss upon sale of retirement of depreciable assets and miscellaneous vendor and credit card rebates.

Equity in Net Earnings from Investment in Joint Venture

On February 4, 2022, the Company entered into a joint venture agreement with an unrelated third party to acquire a 49% equity stake in Homeowners Mortgage, LLC, and made an initial capital contribution of $49,000 at the formation of the joint venture. Equity in net earnings from investment in joint venture for the period from the commencement of operations through December 31, 2022 was $0.1 million, increasing the investment in joint venture as of December 31, 2022 to $0.2 million. Refer to Note 2 - Summary of significant accounting policies in the notes to the GSH Carve-Out Financial Statements included elsewhere in this Current Report on Form 8-K for more information on how GSH accounts for its investment in the joint venture.

Net Income

Net income is revenues less cost of sales, selling, general and administrative expense, other income, net and equity in net earnings from investment in joint venture.

Net New Orders

Net new orders is a key performance metric for the homebuilding industry and is an indicator of future revenues and cost of sales. Net new orders for a period is gross sales less any customer cancellations received during the same period. Sales are recognized when a customer signs a contract and GSH approves such contract.

Cancellation Rate

GSH records a cancellation when a customer provides notification that they do not wish to purchase a home. Increasing cancellations are a negative indicator of future performance and can be an indicator of decreased revenues, cost of sales and net income. Cancellations can occur due to customer credit issues or changes to the customer’s desires. The cancellation rate is the total cancellations during the period divided by the total number of new sales for homes during the period.

Backlog

Backlog represents homes sold but not yet closed with customers. Backlog is affected by customer cancellations that may be beyond GSH’s control, such as customers unable to obtain financing or unable to sell their existing home.

Gross Profit

Gross profit is revenue less cost of sales for the reported period.

Adjusted Gross Profit

Adjusted gross profit is gross profit less capitalized interest expensed in cost of sales.

Results of Operations

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table presents summary results of operations for the periods indicated:

	Year Ended December 31,
	2022	2021	Amount Change	% Change
Statements of Income
Revenue, net of sales discounts	$477,045,949	$432,891,510	44,154,439	10.2%
Cost of sales	358,238,703	332,274,788	25,963,915	7.8%
Selling, general and administrative expense	49,685,730	38,461,370	11,224,360	29.1%
Other income, net	230,692	257,659	(26,967)	(33.3)%
Equity in net earnings from investment in joint venture	137,086	—	137,086	100.0%
Net income	$69,489,294	$62,413,011	$7,076,283	11.4%
Other Financial and Operating Data:
Active communities at end of period	56	69	(13)	(18.8)%
Home closings(a)	1,605	1,705	(100)	(5.9)%
Average sales price of homes closed	$297,225	$253,895	$43,330	17.1%
Net new orders (units)	1,259	1,821	(562)	(30.9)%
Cancellation rate	17.5%	14.3%	3.2%	22.4%
Backlog	276	800	(524)	(65.5)%
Gross profit	$118,807,246	$100,616,722	$18,190,524	18.1%
Gross profit %(b)	24.9%	23.2%	1.7%	7.3%
Adjusted gross profit(c)	$124,262,476	$104,243,854	$20,018,622	19.3%
Adjusted gross profit %(b)	26.0%	24.1%	1.9%	7.9%
EBITDA(c)	$75,933,460	$66,604,538	$9,328,922	14.0%
EBITDA margin %(b)	15.9%	15.4%	0.5%	3.2%
Adjusted EBITDA(c)	$82,835,216	$67,247,508	$15,587,708	23.2%
Adjusted EBITDA margin %(b)	17.4%	15.5%	1.9%	12.3%

(a) Revenues from home sales are recorded at the time each home sale is closed and closing conditions are met.

(b) Calculated as a percentage of revenue

(c) Adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP financial measures. For definitions of adjusted gross profit, EBITDA and adjusted EBITDA and a reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “ GSH’s Management’s Discussion and Analysis of Financial Condition and Result of Operations—Non-GAAP Financial Measures.”

Revenues: Revenues for the year ended December 31, 2022 were $477.0 million, an increase of $44.1 million, or 10.2%, from $432.9 million for the year ended December 31, 2021. The increase in revenues was primarily attributable to overall sales price increases. The average sales price of homes closed for the year ended December 31, 2022 was $297,225, an increase of $43,330, or 17.1%, from the average sales price of homes closed of $253,895 for the year ended December 31, 2021. GSH closed 1,605 homes during the year ended December 31, 2022, a decrease of 100 home closings, or (5.9)%, as compared to 1,705 homes closed during the year ended December 31, 2021, due in part to rising mortgage rates, which caused a reduction in purchasing power for homebuyers. Revenue of $69.5 million generated from the increase in overall sales prices is offset by lost revenue of $29.7 million due to the decrease in the number of homes sold. GSH’s increase in revenue is also attributable to $5.2 million of additional revenue recognized in relation to the completed sale-leaseback transactions of 19 model homes in December 2022.

Cost of Sales and Gross Profit: Cost of sales for the year ended December 31, 2022 was $358.2 million, an increase of $25.9 million, or 7.8%, from $332.3 million for the year ended December 31, 2021. The increase in cost of sales was primarily attributable to higher costs per home. The average cost to complete a home was $223,202 for the year ended December 31, 2022, an increase of $28,319, or 14.5%, from the average cost to complete a home of $194,883 for the year ended December 31, 2021. GSH closed 1,605 homes during the year ended December 31, 2022, a decrease of 100 home closings, or (5.9)%, as compared to 1,705 homes closed during the year ended December 31, 2021, due in part to rising mortgage rates, which caused a reduction in purchasing power for homebuyers. Cost of sales of $45.5 million incurred from the higher costs per home is offset by $22.3 million in less cost of sales due to the decrease in the number of homes sold. Additionally, GSH incurred an additional $4.5 million of cost of sales in relation to the completed sale-leaseback transactions of 19 model homes in December 2022. Gross profit for the year ended December 31, 2022 was $118.8 million, an increase of $18.2 million, or 18.1%, from $100.6 million for the year ended December 31, 2021. Of the $18.2 million increase in profit, $24.1 million, or 132.4%, was driven by overall sales price increases, offset by $(7.4) million, or (40.7)% attributable to the decrease in home closings. Gross profit as a percentage of revenue for the year ended December 31, 2022 was 24.9%, an increase of 1.7%, as compared 23.2% for the year ended December 31, 2021. The increase was favorably impacted by the increase in home prices in excess of higher material and labor costs year over year.

Adjusted Gross Profit: Adjusted gross profit for the year ended December 31, 2022 was $124.3 million, an increase of $20.1 million, or 19.3%, as compared to $104.2 million for the year ended December 31, 2021. Adjusted gross profit as a percentage of revenue for the year ended December 31, 2022 was 26.0%, an increase of 1.9%, as compared to 24.1% for the year ended December 31, 2021. The adjusted gross profit as a percentage of revenue increase was attributable to an 18.1% increase in gross profit for the year ended December 31, 2022 as compared to December 31, 2021, and an increase in the amount of interest expense in cost of sales of $1.8 million, or 50.4% year over year. Adjusted gross profit is a non-GAAP financial measure. For the definition of adjusted gross profit and a reconciliation to GSH’s most directly comparable financial measure calculated and presented in accordance with GAAP, see “GSH’s Management’s Discussion and Analysis of Financial Condition and Result of Operations — Non-GAAP Financial Measures.”

Selling, General and Administrative Expense: Selling, general and administrative expense for the year ended December 31, 2022 was $49.7 million, an increase of $11.2 million, or 29.1%, from $38.5 million for the year ended December 31, 2021. The increase in selling, general and administrative expense was primarily attributable to an increase in salaries and commissions due to higher employee headcount of $5.8 million. Additionally, consulting expenses incurred for the year ended December 31, 2022 were $5.5 million, an increase of $4.8 million, as compared to $0.6 million incurred for the year ended December 31, 2021. The increase in consulting expenses is due to an increase in financial reporting, accounting and legal related costs in connection with the Business Combination that were incurred during the year ended December 31, 2022.

Other Income, Net: Total other income, net for the year ended December 31, 2022 was $0.2 million, a decrease of $0.1 million, or 33.3%, as compared to $0.3 million for the year ended December 31, 2021. The decrease in other income, net was primarily attributable to a decrease in miscellaneous vendor and credit card rebates in the amount of $0.1 million.

Equity in Net Earnings from Investment in Joint Venture: Equity in net earnings from investment in joint venture for the year ended December 31, 2022 was $0.1 million, an increase of $0.1 million, or 100.0%, as compared to zero for the year ended December 31, 2021, due to the joint venture not being formed until 2022. The increase in equity in net earnings increased the investment in joint venture as of December 31, 2022 to $0.2 million. There were no impairment losses related to the Company’s investment in the joint venture recognized during the year ended December 31, 2022.

Net Income: Net income for the year ended December 31, 2022 was $69.5 million, an increase of $7.1 million, or 11.4%, from $62.4 million for the year ended December 31, 2021. The increase in net income was primarily attributable to the increase in gross profit of $18.2 million, or 18.1%, during the year ended December 31, 2022 as compared to the year ended December 31, 2021, offset by an increase in selling, general and administrative expense of $11.2 million, or 29.1%, during the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table presents summary results of operations for the periods indicated:

	Year Ended December 31,
	2021	2020	Amount Change	% Change
Statements of Income
Revenue, net of sales discounts	$432,891,510	$327,254,305	$105,637,205	32.3%
Cost of sales	332,274,788	260,115,893	72,158,895	27.7%
Selling, general and administrative expense	38,461,370	29,891,622	8,569,748	28.7%
Other income, net	257,659	1,729,584	(1,471,925)	(85.1)%
Net income	$62,413,011	$38,976,374	$23,436,637	60.1%
Other Financial and Operating Data:
Active communities at end of period	69	76	(7)	(9.2)%
Home closings(a)	1,705	1,471	234	15.9%
Average sales price of homes closed	$253,895	$222,471	$31,424	14.1%
Net new orders (units)	1,821	1,737	84	4.8%
Cancellation rate	14.3%	11.5%	2.8%	24.3%
Backlog	800	513	287	55.9%
Gross profit	$100,616,722	$67,138,412	$33,478,310	49.9%
Gross profit %(b)	23.2%	20.5%	2.7%	13.2%
Adjusted gross profit(c)	$104,243,854	$71,030,408	$33,213,446	46.8%
Adjusted gross profit %(b)	24.1%	21.7%	2.4%	11.1%
EBITDA(c)	$66,604,538	$43,449,376	$23,155,162	53.3%
EBITDA margin %(b)	15.4%	13.3%	2.1%	15.8%
Adjusted EBITDA(c)	$67,247,508	$41,755,576	$25,491,932	61.1%
Adjusted EBITDA margin %(b)	15.5%	12.8%	2.7%	21.1%

(a) Revenues from home sales are recorded at the time each home sale is closed and closing conditions are met.

(b) Calculated as a percentage of revenue

(c) Adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP financial measures. For definitions of adjusted gross profit, EBITDA and adjusted EBITDA and a reconciliation to the most directly comparable financial measures calculated and presented in accordance with GAAP, see “GSH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations —Non-GAAP Financial Measures.”

Revenues: Revenues for the year ended December 31, 2021 were approximately $432.9 million, an increase of approximately $105.6 million or 32.3%, from approximately $327.3 million for the year ended December 31, 2020. The increase in revenues was primarily attributable to overall sales price increases and an increase in the number of home closings. The average sales price of homes closed for the year ended December 31, 2021 was $253,895, an increase of $31,424, or 14.1%, from the average sales price of homes closed of $222,471 for the year ended December 31, 2020, generating additional revenue of $53.6 million. GSH closed 1,705 homes during the year ended December 31, 2021, an increase of 234 home closings, or 15.9%, as compared to 1,471 homes closed during the year ended December 31, 2020, resulting in additional revenue of $52.0 million.

Cost of Sales and Gross Profit: Cost of sales for the year ended December 31, 2021 was approximately $332.3 million, an increase of approximately $72.2 million, or 27.7%, from approximately $260.1 million for the year ended December 31, 2020. The increase in cost of sales was primarily attributable to higher costs per home as well as an increase in the number of homes sold. The average cost to complete a home was $194,883 for the year ended December 31, 2021, an increase of $18,054, or 10.2% from the average cost to complete a home of $176,829 for the year ended December 31, 2020, resulting in an additional $30.8 million in cost of sales. GSH closed 1,705 homes during the year ended December 31, 2021, an increase of 234 home closings, or 15.9%, as compared to 1,471 homes closed during the year ended December 31, 2020, as a result of the growth of the homebuilding operations of GSH which resulted in an additional $41.4 million of cost of sales. Gross profit for the year ended December 31, 2021 was approximately $100.6 million, an increase of approximately $33.5 million, or 49.9%, from approximately $67.1 million for the year ended December 31, 2020. Of the $33.5 million increase in gross profit $22.8 million, or 68.1%, was driven by overall sales price increases, and the other $10.7 million, or 31.9%, was attributable to the increase in number of home closings. Gross profit as a percentage of revenue for the year ended December 31, 2021 was 23.2%, an increase of 2.7%, as compared 20.5% for the year ended December 31, 2020. The increase was favorably impacted by the increase in home prices in excess of higher material and labor costs year over year.

Adjusted Gross profit: Adjusted gross profit for the year ended December 31, 2021 was $104.2 million, an increase of $33.2 million, or 46.8%, as compared to $71.0 million for the year ended December 31, 2020. Of the $33.2 million increase, $21.9 million or 66.0% was driven by overall sales price increases, and the other $11.3 million or 34.0% was attributable to the increase in number of homes sold. Adjusted gross profit as a percentage of revenue for the year ended December 31, 2021 was 24.1%, an increase of 2.4%, as compared to 21.7% for the year ended December 31, 2020. The adjusted gross profit as a percentage of revenue increase was attributable to higher margins primarily driven by increased home prices in excess of higher input costs. Adjusted gross profit is a non-GAAP financial measure. For the definition of adjusted gross profit and a reconciliation to GSH’s most directly comparable financial measure calculated and presented in accordance with GAAP, see “GSH’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

Selling, General and Administrative Expense: Selling, general and administrative expense for the year ended December 31, 2021 was approximately $38.5 million, an increase of approximately $8.6 million, or 28.7%, from approximately $29.9 million for the year ended December 31, 2020. The increase in selling, general and administrative expense was primarily attributable to increases in salaries due to higher employee headcount of $1.1 million and commissions paid to sales agents due to an increase in the volume of homes closed of $5.8 million. Additionally, the increase in selling, general and administrative expense is attributable to $0.6 million of consulting expenses due to increased financial reporting, accounting and legal related costs that were incurred for the year ended December 31, 2021, as compared to zero for the year ended December 31, 2020.

Other Income, Net: Total other income, net for the year ended December 31, 2021 was approximately $0.3 million, a decrease of approximately $1.4 million, or 85.1%, as compared to approximately $1.7 million for the year ended December 31, 2020. The decrease in other income, net was primarily attributable to loan forgiveness of the principal balance of $1.7 million related to GSH’s Paycheck Protection Program (“PPP”) loan as part of the Coronavirus Aid Relief, and Economic Security Act in December 2020.

Net Income: Net income for the year ended December 31, 2021 was approximately $62.4 million, an increase of approximately $23.4 million, or 60.1%, from approximately $39.0 million for the year ended December 31, 2020. The increase in net income was primarily attributable to the increase in gross profit of $33.5 million, or 49.9%, during the year ended December 31, 2021 as compared to the year ended December 31, 2020.

Non-GAAP Financial Measures

Adjusted Gross Profit

Adjusted gross profit is a non-GAAP financial measure used by management of GSH as a supplemental measure in evaluating operating performance. GSH defines adjusted gross profit as gross profit excluding the effects of capitalized interest expensed in cost of sales. GSH’s management believes this information is meaningful because it separates the impact that capitalized interest expensed in cost of sales has on gross profit to provide a more specific measurement of GSH’s gross profits. However, because adjusted gross profit information excludes capitalized interest expensed in cost of sales, which has real economic effects and could impact GSH’s results of operations, the utility of adjusted gross profit information as a measure of GSH’s operating performance may be limited. Other companies may not calculate adjusted gross profit information in the same manner that GSH does. Accordingly, adjusted gross profit information should be considered only as a supplement to gross profit information as a measure of GSH’s performance.

The following table presents a reconciliation of adjusted gross profit to the GAAP financial measure of gross profit for each of the periods indicated.

	Year Ended December 31,
	2022	2021	2020
Revenue, net of sales discounts	$477,045,949	$432,891,510	$327,254,305
Cost of sales	358,238,703	332,274,788	260,115,893
Gross profit	$118,807,246	$100,616,722	$67,138,412
Interest expense in cost of sales	5,455,230	3,627,132	3,891,996
Adjusted gross profit	$124,262,476	$104,243,854	$71,030,408
Gross profit %(a)	24.9%	23.2%	20.5%
Adjusted gross profit %(a)	26.0%	24.1%	21.7%

(a) Calculated as a percentage of revenue

EBITDA and Adjusted EBITDA

Earnings before interest, taxes, depreciation and amortization, or EBITDA, and adjusted EBITDA are supplemental non-GAAP financial measures used by management of GSH. GSH defines EBITDA as net income before (i) capitalized interest expensed in cost of sales, (ii) depreciation and amortization, and (iii) taxes. GSH defines adjusted EBITDA as EBITDA before stock-based compensation expense, transaction cost expense and gain on extinguishment of debt. Management of GSH believes EBITDA and adjusted EBITDA are useful because they provide a more effective evaluation of GSH’s operating performance and allow comparison of GSH’s results of operations from period to period without regard to GSH’s financing methods or capital structure or other items that impact comparability of financial results from period to period such as fluctuations in interest expense or effective tax rates, levels of depreciation or amortization, or unusual items. EBITDA and adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. GSH’s computations of EBITDA and adjusted EBITDA may not be comparable to EBITDA or adjusted EBITDA of other companies. GSH presents EBITDA and adjusted EBITDA because it believes they provide useful information regarding the factors and trends affecting GSH’s business.

The following table presents a reconciliation of EBITDA and adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	Year Ended December 31,
	2022	2021	2020
Net income	$69,489,294	$62,413,011	$38,976,374
Interest expense in cost of sales	5,455,230	3,627,132	3,891,996
Depreciation and amortization	759,712	358,587	182,786
Taxes(a)	229,224	205,808	398,220
EBITDA	$75,933,460	$66,604,538	$43,449,376
Stock-based compensation expense	1,422,630	—	—
Transaction cost expense	5,479,126	642,970	—
Gain on extinguishment of debt	—	—	(1,693,800)
Adjusted EBITDA	$82,835,216	$67,247,508	$41,755,576
EBITDA margin(b)	15.9%	15.4%	13.3%
Adjusted EBITDA margin(b)	17.4%	15.5%	12.8%

(a) GSH is included in the tax filing of the shareholders of GSH, which was taxed individually. As such, Taxes does not include the effect of income tax expense.

(b) Calculated as a percentage of revenue

Liquidity and Capital Resources

Overview

GSH funds its operations from its current cash holdings and cash flows generated by operating activities, as well as its available revolving lines of credit, as further described below. As of December 31, 2022, GSH had approximately $12.2 million in cash and cash equivalents, a decrease of $39.3 million, or 76.3%, from $51.5 million as of December 31, 2021. As of December 31, 2022 and December 31, 2021, GSH had approximately $32.0 million, and $50.6 million in unused committed capacity under its revolving lines of credit, respectively. See “– Wells Fargo Syndication” below for information on the modification to the Wells Fargo Syndication subsequent to December 31, 2022.

GSH’s principal uses of capital are purchases of developed lots, costs associated with homes under construction and finished homes, and regular operating expenses. GSH believes that its current cash holdings, cash generated from operations, and cash available under its revolving lines of credit, as well as the public debt and equity markets, will be sufficient to satisfy its short term and long term cash requirements for working capital to support its daily operations and meet current commitments under its contractual obligations.

Cash flows generated by GSH’s projects can differ materially from its results of operations, as these depend upon the stage in the life cycle of each project. GSH generally relies upon its revolving lines of credit to fund building costs, and timing of draws is such that GSH may from time to time be in receipt of funds from the line of credit in advance of such funds being utilized. GSH is generally required to make significant cash outlays at the beginning of a project related to lot purchases, permitting, and construction of homes, as well as ongoing property taxes. These costs are capitalized within GSH’s real estate inventory and are not recognized in its operating income until a home sale closes. As a result, GSH incurs significant cash outflows prior to the recognition of associated earnings. In later stages of projects, cash inflows could exceed GSH’s results of operations, as the cash outflows associated with land purchase and home construction and other expenses were previously incurred.

The cost of home construction fluctuates with market conditions and costs related to building materials and labor. The residential construction industry experiences labor and material shortages from time to time, including shortages in qualified subcontractors, tradespeople and supplies of insulation, drywall, cement, steel, and lumber. These labor and material shortages can be more severe during periods of strong demand for housing, during periods following natural disasters that have a significant impact on existing residential and commercial structures or as a result of broader economic disruptions. Increases in lumber commodity prices may result in the renewal of GSH’s lumber contracts at more expensive rates, which may significantly impact GSH’s cost to construct homes and GSH’s business. While GSH has recently seen a steep decline in the price of lumber and more moderate reductions in other building materials, future increases in the cost of building materials and labor could have a negative impact on GSH’s margins on homes sold. Supply-chain disruptions may also result in increased costs to obtain building supplies, delayed delivery of developed lots, and incurrence of additional carrying costs on homes under construction, among other things. Labor and material shortages and price increases for labor and materials could cause delays in home construction and increase GSH’s costs of home construction, which in turn could have a material adverse effect on GSH’s cost of sales and operations.

Finished Lot Deposits

GSH actively enters into finished lot purchase contracts with unaffiliated third party land developers by placing deposits of generally 10% of the aggregate purchase price of the finished lots. When entering into these contracts, GSH defers acquiring portions of properties owned by third parties or other entities to match its expected selling pace. Therefore, GSH’s initial cash outflow represents a small proportion of the land purchase price. As of December 31, 2022 and December 31, 2021, GSH’s lot deposits related to finished lot purchase contracts were $3.8 million and $2.9 million, respectively.

Homebuilding Debt

GSH, jointly with Other Affiliates (see Note 1 — Nature of operations and basis of presentation to the GSH Carve-Out Financial Statements) considered to be under common control, enters into debt arrangements with financial institutions. These debt arrangements are in the form of revolving lines of credit. GSH and the Other Affiliates are collectively referred to as the Nieri Group. The Nieri Group entities are jointly and severely liable for the outstanding balances under the revolving lines of credit, however; the Company has been deemed the primary obligor of such debt, as it is the sole cash generating entity and responsible for repayment of the debt. As such, the Company records the outstanding advances under the financial institution debt and other debt as of December 31, 2022 and December 31, 2021.

The following table and descriptions provide a summary of GSH’s material debt under the revolving lines of credit for the periods indicated:

	As of December 31, 2022
	Weighted average interest rate	Homebuilding Debt - Wells Fargo Syndication	Other Affiliates(2)	Total
Wells Fargo Bank	4.98%	$34,995,080	$8,203,772	$43,198,852
Regions Bank	4.98%	27,550,618	—	27,550,618
Texas Capital Bank	4.98%	19,676,552	—	19,676,552
Truist Bank	4.98%	19,659,329	—	19,659,329
First National Bank	4.98%	7,870,621	—	7,870,621
Anderson Brothers	4.74%	—	2,841,034	2,841,034
Total debt on contracts		$109,752,200	$11,044,806	$120,797,006

	As of December 31, 2021
	Weighted average interest rate[1]	Homebuilding Debt - Wells Fargo Syndication	Homebuilding Debt - Other	Other Affiliates(2)	Total
Wells Fargo Bank	3.63%	$36,453,801	$—	$—	$36,453,801
Regions Bank	3.63%/ 4.40%	23,189,545	—	918,453	24,107,998
Texas Capital Bank	3.63%	16,561,385	—	—	16,561,385
Truist Bank	3.63%	16,543,353	—	—	16,543,353
First National Bank	3.63%/ 3.88%	6,624,554	—	21,160	6,645,714
Anderson Brothers	4.25%	—	439,200	1,608,300	2,047,500
Other debt	—%	—	142,536	—	142,536
Total debt on contracts		$99,372,638	$581,736	$2,547,913	$102,502,287

(1) The weighted average interest rate for the Wells Fargo Syndicated debt is 3.63%. The 4.40% and 3.88% represents the weighted average interest rate for Other Affiliates debt for Regions Bank and First National Bank, respectively.

(2) Outstanding balances relate to bank financing for land acquisition and development activities of Other Affiliates for which the Company is the co-obligor or has an indirect guarantee of the indebtedness of the Other Affiliates. In addition, the $8,203,772 of Other Affiliates debt with Wells Fargo Bank as of December 31, 2022, is part of the Wells Fargo Syndication.

Wells Fargo Syndication

In July 2021, the Nieri Group entities entered into a $150,000,000 Syndicated Credit Agreement (“Syndicated Line”) with Wells Fargo Bank, National Association (“Wells Fargo”). The Syndicated Line is a three-year revolving credit facility with a maturity date of July 2024, and an option to extend the maturity date for one year that can be exercised upon approval from Wells Fargo. The syndication group indicated they do not intend to renew the Syndicated Line after the maturity date of July 2024. GSH is in active pursuit of additional debt arrangements, and does not expect any significant impact from a financial statement and liquidity perspective. The Syndicated Line also includes a $2.0 million letter of credit as a sub-facility subjected to the same terms and conditions as the Syndicated Line. The Company used the proceeds from the Syndicated Line to repay all syndication group participants’ outstanding construction line balances. The syndication group consisted of Wells Fargo Bank, Regions Bank, Texas Capital Bank, Truist Bank and First National Bank. The remaining availability on the Syndicated Line was $32.0 million and $50.6 million as of December 31, 2022 and December 31, 2021, respectively. The Company pays a fee ranging between 15 and 30 basis points per annum depending on the unused amount of the Syndicated Line. The fee is computed on a daily basis and paid quarterly in arrears.

The Syndication Agreement contains financial covenants, including (a) a minimum tangible net worth of no less than the sum of (x) $65.0 million and (y) 25% of positive after-tax income, as of December 31, 2022 (which amount is subject to increase over time based on earnings), (b) a maximum leverage covenant that prohibits the leverage ratio from exceeding 2.75 to 1.00 for any fiscal quarter, (c) a minimum debt service coverage ratio to be less than 2.50 to 1.00 for any fiscal quarter, and (d) a minimum liquidity amount of not less than $15.0 million at all times and unrestricted cash of not less than $7.5 million at all times. The Nieri Group was in compliance with all debt covenants as of December 31, 2022 and December 31, 2021.

The interest rates on the borrowings under the Syndicated Line vary based on the Nieri Group’s leverage ratio, and may be based on the greater of either LIBOR plus an applicable margin (ranging from 275 basis points to 350 basis points) based on the Company’s leverage ratio as determined in accordance with a pricing grid or the base rate plus the aforementioned applicable margin. The interest rate on borrowings under the Syndicated Line may be based on the LIBOR rate, and if the LIBOR rate is no longer available, the agreement contemplates transitioning to an alternative widely available market rate agreeable between parties.

Leases

GSH leases land and office space in South Carolina under operating leases with related parties. As of December 31, 2022 and December 31, 2021, the future minimum lease payments required under these leases totaled $1.1 million and $1.2 million, with $0.6 million and $0.6 million payable within 12 months, respectively. Further information regarding GSH’s leases is provided in Note 9 — Commitments and contingencies to the GSH Carve-Out Financial Statements. In addition to leasing land and office space, in December 2022, GSH began entering into sale-leaseback transactions with related parties, where revenue and cost of sales are recognized. As of December 31, 2022, revenue and cost of sales were $5,188,716 and $4,508,819, respectively. Further information regarding these transactions is provided in Note 6 — Related party transactions to the GSH Carve-Out Financial Statements.

Cash Flows

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

The following table summarizes GSH’s cash flows for the periods indicated:

	Year Ended, December 31,
	2022	2021
Net cash provided by operating activities	$34,616,722	$58,318,036
Net cash used in investing activities	(206,877)	(394,054)
Net cash used in financing activities	(73,675,897)	(35,598,882)

Net cash provided by operating activities was $34.6 million for the year ended December 31, 2022, a decrease of $23.7 million as compared to $58.3 million of net cash provided by operating activities for the year ended December 31, 2021. The decrease in net cash provided by operating activities was primarily attributable to an increase of $13.9 million of investment in inventories and a decrease of $16.6 million of accounts payable due to an increased level of operations, offset by an increase in net income of $7.1 million.

Net cash used in investing activities was $0.2 million for the year ended December 31, 2022, a decrease of $0.2 million as compared to $0.4 million of net cash used in investing activities for the year ended December 31, 2021. The decrease in net cash used in investing activities was primarily due to a $0.2 million decrease in purchases of property and equipment.

Net cash used in financing activities was $73.7 million for the year ended December 31, 2022, an increase of $38.1 million as compared to $35.6 million of net cash used in financing activities for the year ended December 31, 2021. The increase in net cash used in financing activities was primarily attributable to an increase of $20.7 million in net transfer to shareholders and other affiliates in the year ended December 31, 2022 to account for the activity that occurred between the homebuilding operations of GSH and shareholders and other affiliates before the carve-out. The increase in net cash used in financing activities was also attributable to a $9.3 million decrease in net cash flows from homebuilding and other affiliate debt, as well as a $9.3 million increase in due to/from other affiliates.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020

The following table summarizes GSH’s cash flows for the periods indicated:

	Year Ended, December 31,
	2021	2020
Net cash provided by operating activities	$58,318,036	$71,781,702
Net cash used in investing activities	(394,054)	(785,294)
Net cash used in financing activities	(35,598,882)	(51,419,649)

Net cash provided by operating activities was $58.3 million for the year ended December 31, 2021, a decrease of $13.5 million, as compared to $71.8 million of net cash provided by operating activities for the year ended December 31, 2020. The decrease in net cash provided by operating activities was primarily attributable to an increase of $42.0 million of investment in inventories. This amount was offset by net cash provided by operations, consisting primarily of $23.4 million of additional net income, and an increase of $6.1 million in accounts payable due to an increased level of operations.

Net cash used in investing activities was $0.4 million for the year ended December 31, 2021, a decrease of $0.4 million as compared to $0.8 million of net cash used in investing activities for the year ended December 31, 2020. The decrease in net cash used in investing activities was primarily due to a $0.4 million decrease in purchases of property and equipment.

Net cash used in financing activities was $35.6 million for the year ended December 31, 2021, a decrease of $15.8 million as compared to $51.4 million of net cash used in financing activities for the year ended December 31, 2020. The decrease in net cash used in financing activities was primarily attributable to a $33.5 million net transfer to shareholders and other affiliates in the year ended December 31, 2020 to account for the activity that occurred between the homebuilding operations of GSH and shareholders and other affiliates before the carve-out, as well as a $9.9 million increase in due to/from other affiliates. The net cash used in financing activities is offset by a $37.8 million increase in net cash flows from homebuilding debt.

Critical Accounting Policies and Estimates

GSH prepared the GSH Carve-Out Financial Statements in accordance with GAAP. Its critical accounting policies are those that it believes have the most significant impact to the presentation of its financial position and results of operations and that require the most difficult, subjective or complex judgments. In many cases, the accounting treatment of a transaction is specifically dictated by GAAP without the need for the application of judgment.

In certain circumstances, however, the preparation of carve-out financial statements in conformity with GAAP requires GSH to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the carve-out financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Significant estimates made by GSH include corporate expense allocation, useful lives of depreciable assets, revenue recognition associated with contracts recognized over time, warranty reserves, share-based compensation and capitalized interest. Actual results could differ from those estimates.

Revenue Recognition

GSH recognizes revenue in accordance with ASC 606 Revenue from Contracts with Customers. Revenues consist primarily of home sales in the United States. Home sale transactions typically have a single performance obligation to deliver a completed home to the homebuyer which is generally satisfied when control of the home is transferred to the customer. Control is considered to be transferred to the customer at the time of closing when the title and possession of the home are received by the homebuyer. Little to no estimation is involved in recognizing such revenues. Revenue is reported net of any discounts and incentives.

Revenues from home sales in which the buyer retains title to the homesite while GSH builds the home are recognized based on the percentage of completion of the home construction, which is measured on a quarterly basis.

Home sale transactions are made under fixed price or speculative based contracts that are affected by market demand and interest rates. GSH generally determines the selling price per home based on the expected cost-plus margin. Based on GSH’s review of its contracts, GSH believes there are no significant financing components due to the expected duration of the contracts and the related performance obligation has an original expected duration of one year or less.

Revenues recognized by GSH also include revenue from the sale-leaseback transactions of completed model homes, as the sale these homes is part of the Company’s ordinary activities. Further information regarding these transactions is provided in Note 6 — Related party transactions to the GSH Carve-Out Financial Statements.

Warranty Reserves

GSH establishes warranty reserves to provide for estimated future expenses as a result of defective construction on original installations, plumbing, electrical, HVAC and other systems, and structural home integrity. Estimates are determined based on management’s judgment considering factors such as historical claims and the number of homes delivered. Actual warranty costs could differ from current estimated amount.

GSH’s warranty reserve amounts are based upon historical experience and geographic location. While GSH believes that its warranty reserves are sufficient to cover its projected costs, there can be no assurances that historical data and trends will accurately predict its actual warranty costs. See Note 2 and Note 8 to GSH’s Carve-Out Financial Statements for additional information related to its warranty reserves.

Real Estate Inventory and Cost of Home Sales

Inventory includes developed lots, homes under construction, and finished homes. Developed lots consist of land that has been developed for or acquired by GSH, and vertical construction is imminent. At the time construction begins, developed lots are transferred to homes under construction. Homes under construction represents costs associated with active homebuilding activities which include, but are not limited to, direct material, labor, and overhead costs related to home construction, capitalized interest, real estate taxes, and land option fees. Finished homes represent completed but unsold homes at the end of the reporting period. Costs incurred in connection with completed homes and selling, general, and administrative costs are expensed as incurred.

GSH relies on certain estimates to determine its construction and land development costs. Construction and land costs are comprised of direct and allocated costs, including estimated future costs. In determining these costs, GSH compiles project budgets that are based on a variety of assumptions, including future construction schedules and costs to be incurred. Actual results can differ from budgeted amounts for various reasons, including construction delays, labor or material shortages, slower absorptions, increases in costs that have not yet been committed, changes in governmental requirements, or other unanticipated issues encountered during construction and development and other factors beyond GSH’s control. To address uncertainty in these budgets, GSH assesses, updates and revises project budgets on a regular basis, utilizing the most current information available to estimate home construction and land development costs.

Developed lots are typically allocated to individual residential lots on a per lot basis based on specific costs incurred for the acquisition of the lot. At the time construction of the home begins, developed lots are transferred to homes under construction within inventory. Sold units are expensed to cost of sales based on a specific identification basis. Cost of sales consists of specific construction costs of each home, estimated warranty costs, allocated developed lots, and closing costs applicable to the home.

Inventories are carried at the lower of accumulated cost or net realizable value. GSH periodically reviews the performance and outlook of its inventories for indicators of potential impairment.

GSH records rebates with certain suppliers as a reduction in cost of sales based on a specific identification basis. At the time of closing, costs that were incurred as part of the construction of the home but not paid at the time of closing are accrued. The accrual is recorded within cost of sales.

Investment in Joint Venture

GSH entered into a joint venture agreement with an unrelated third party and acquired a 49% equity stake in Homeowners Mortgage, LLC (“Joint Venture”). The Company accounts for its investment in the joint venture under the equity method of accounting, as it determined that the Company has the ability to exercise significant influence over the venture, but does not have control. Under the equity method accounting, the investment in the unconsolidated joint venture is recorded initially at cost, as an investment in the joint venture, and subsequently adjusted for equity in earnings, cash contributions, less distributions and impairments.

The Company made an initial capital contribution of $49,000 at the formation of the joint venture on February 4, 2022. The Company has no obligations to make future capital contributions as governed by the joint venture’s operating agreement. If any future contributions are made, they generally will be based on a pro rata basis, based on the Company’s respective equity interest in the joint venture.

Share-Based Compensation

The Board of Directors of the Company approved and adopted the 2022 Equity Incentive Plan (the “2022 Plan”). The Company has two types of share-based compensation, stock options and stock warrants. Stock options of the Company were granted to certain directors and employees of GSH, and stock warrants were granted to certain non-employee directors of GSH. The Company’s share-based compensation was allocated to GSH in accordance with the methodology described in Note 1 - Nature of operations and basis of presentation in the notes to the GSH Carve-Out Financial Statements included elsewhere in this Current Report on Form 8-K.

Stock option awards are expensed on a straight-line basis over the requisite service period of the entire award from the date of grant through the period of the last separately vesting portion of the grant. The Company accounts for forfeitures when they occur. Stock warrant awards do not contain a service condition and are expensed on the grant date. The fair value of share-based awards, granted or modified, is determined on the grant date (or modification or acquisition dates, if applicable) at fair value, using the Black-Scholes option pricing model. This model requires the input of highly subjective assumptions, including the option’s expected term and stock price volatility. Refer to Note 10 - Stock compensation in the notes to the GSH Carve-Out Financial Statements included elsewhere in this Current Report on Form 8-K for more information.

Recently Issued/Adopted Accounting Standards

Refer to the section titled “Recent Accounting Pronouncements” in Note 2 of the notes to the GSH Carve-Out Financial Statements, included elsewhere in this Current Report on Form 8-K, for more information.

Internal Controls Over Financial Reporting

A company’s internal controls over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Prior to the Business Combination, GSH was not required to maintain an effective system of internal controls as defined by Section 404 of the Sarbanes-Oxley Act. Upon consummation of the Business Combination, UHG’s management is required to certify financial and other information in its quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. UHG is, and upon completion of the Business Combination continues to be an “emerging growth company” within the meaning of the Securities Act and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act. UHG will not be required to have its independent registered public accounting firm attest to the effectiveness of its internal control over financial reporting until its first annual report subsequent to its ceasing to be an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act.

GSH has identified material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim financial statements will not be prevented or detected on a timely basis. GSH identified material weaknesses in GSH’s internal controls in the following areas: (i) failure to properly evaluate certain transactions in accordance with U.S. GAAP, including failure to record revenues and cost of sales in accordance with ASC 606; (ii) lack of appropriate documented review of related party transactions; (iii) controls related to recordation of certain expenses and payables were not appropriate, which includes recordation in proper periods; (iv)  lack of second level reviews in certain areas; (v)  a lack of or improper segregation of duties; (vi) failure to retain evidence of review of multiple key controls; (vii) lack of formal control review and documentation required by COSO principles; and (viii) multiple IT related control deficiencies.

Each of the material weaknesses described above involves control deficiencies that could result in a misstatement of one or more account balances or disclosures that would result in a material misstatement to the GSH Carve-Out Financial Statements that would not be prevented or detected, and, accordingly, it has determined that these control deficiencies constitute material weaknesses.

GSH is currently in the process of implementing measures and taking steps to address the underlying causes of these material weaknesses and the control deficiencies. Its efforts to date have included the following:

a.	updating processes around the accounting for custom revenue in consideration of ASC 606;

b.	updating processes around accounting for warranty expense;

c.	implementing changes to correct the classification of intercompany charges and inventory; and

d.	adopting the COSO framework in order to develop and deploy control activities and assess the effectiveness of internal controls over financial reporting.

e.	Implementing a related party transaction committee to provide oversight of related party transactions; and

f.	Hiring new personnel to facilitate second level reviews, and financial reporting oversight

GSH also intends to implement additional measures in the future, which may include:

a.	review and enhancement of its system of internal controls across all business units to ensure that financial statement line items and disclosures across segments are addressed by sufficiently precise controls.

b.	review and enhancement of its internal controls related to the financial statement review process, including review controls over manual journal entries and account reconciliations

c.	review and enhancement of IT general controls over information systems relevant to financial reporting, including privileged access and segregation of duties and

d.	realignment of existing personnel and the addition of both internal and external personnel to strengthen management’s review and documentation over internal control over financial reporting.

GSH will continue to review and improve its internal controls over financial reporting to address the underlying causes of the material weaknesses and control deficiencies. Such material weaknesses and control deficiencies will not be remediated until GSH’s remediation plan has been fully implemented, and it has concluded that its internal controls are operating effectively for a sufficient period of time.

GSH cannot be certain that the steps it is taking will be sufficient to remediate the control deficiencies that led to its material weaknesses in its internal control over financial reporting or prevent future material weaknesses or control deficiencies from occurring. In addition, GSH cannot be certain that it has identified all material weaknesses and control deficiencies in its internal control over financial reporting or that in the future it will not have additional material weaknesses or control deficiencies in its internal control over financial reporting.

Inflation

In 2022 the rate of inflation in the United States increased significantly and may continue to increase into 2023. During 2022, GSH experienced a decreased demand in homes, however, sales volume has begun to normalize in 2023. GSH anticipates this trend will continue. Additionally, GSH has also seen a greater ability to procure raw materials at favorable prices and in favorable time frames, as opposed to lengthy delays and product shortfalls that were common in the homebuilding industry as a result of the COVID-19 pandemic.

Off-Balance Sheet Arrangements

GSH currently has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

GSH’s operations are interest rate sensitive. As overall housing demand is adversely affected by increases in interest rates, a significant increase in interest rates may negatively affect the ability of homebuyers to secure adequate financing. Higher interest rates could adversely affect GSH’s revenues, gross profits and net income.

GSH will also be exposed to the effects of interest rate changes as a result of borrowings used to maintain liquidity and fund construction costs. GSH’s interest rate risk management objectives will be to limit the impact of interest rate changes on earnings and cash flows and to lower overall borrowing costs. To achieve its objectives, GSH may borrow at fixed rates or variable rates. GSH has not entered into, nor does it intend to enter into in the future, derivative financial instruments for trading or speculative purposes or to hedge against interest rate fluctuations.

As of December 31, 2022 and December 31, 2021, GSH’s outstanding borrowings were approximately $120.8 million and $102.5 million, respectively, which consisted primarily of variable rate debt. Over 90% of the outstanding borrowings relate to the Wells Fargo Syndication revolving construction line, and the interest rate on the borrowings under the Syndicated Line may be based on the LIBOR rate. In the event the LIBOR rate is no longer available, an alternative widely available market rate agreeable between parties will be used. Additionally, GSH’s smaller outstanding borrowings incur interest based on other variable rates such as the federal prime rate. A change in interest rates on variable debt due to changes in the LIBOR rate, or the availability of the LIBOR rate, and the federal prime rate could impact the future earnings and cash flows, and its fair value. The interest incurred on the outstanding borrowings fluctuate based on the amounts drawn on the revolving lines of credit as the financing needs surrounding GSH’s homebuilding operations change. Based upon the amount of variable rate debt at December 31, 2022 and December 31, 2021, and holding the variable rate debt balance constant, each 1% increase in interest rates would increase interest incurred by approximately $1.2 million and $1.0 million per year, respectively.